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                       October 13, 2020

       Donald J. Zurbay
       Chief Financial Officer and Treasurer
       Patterson Companies, Inc.
       1031 Mendota Heights Road
       St. Paul, Minnesota 55120


                                                        Re: Patterson
Companies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 25, 2020
                                                            Filed June 24, 2020
                                                            File No. 0-20572

       Dear Mr. Zurbay:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services